Exhibit 10.1
AMENDMENT TO CREDIT AND SECURITY AGREEMENT
THIS AMENDMENT (the “Amendment”), dated as of October 2, 2009, is entered into by and among MISONIX, INC., ACOUSTIC MARKETING RESEARCH, INC. d/b/a SONORA MEDICAL SYSTEMS, and HEARING INNOVATIONS INCORPORATED (collectively, the “Borrowers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.
RECITALS
The Borrowers and the Lender are parties to a Credit and Security Agreement dated December 29, 2006 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in this Amendment have the meanings given to them in the Credit Agreement unless otherwise specified.
The Borrowers have requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
1. Section 1.1 of the Credit Agreement shall be amended by deleting the definition of “Minimum Loan Amount” in its entirety and replacing it with the following:
“‘Minimum Loan Amount’ shall mean $500,000.”
2. Termination. The Borrowers acknowledge and agree that the term of the Credit Agreement shall not be renewed, and the Termination Date shall be December 29, 2009.
3. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.
4. Asset Sale. The Borrowers have requested that the Lender agree to allow Acoustic to sell, assign, transfer and/or deliver to Medical Imaging Holdings, Inc. certain MRI products and other assets (the “Proposed Sale”), pursuant to the terms and conditions contained in the Asset Purchase Agreement, the September 16, 2009 draft of which (the “Draft APA”) is attached hereto. Wells Fargo consents to the Proposed Sale subject to Wells Fargo’s receipt of $1,804,665.25 from the proceeds of the Proposed Sale, such that all Advances made by Wells Fargo based upon the Purchased Assets will have been paid in full by the Borrowers and that there would remain excess Availability of at least $500,000 after giving effect to the Proposed Sale.
5. Conditions Precedent. This Amendment shall he effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a) Execution and delivery to the Lender of a fully executed copy of this Amendment.
(b) Execution and delivery to the Lender of a fully executed Securities Account Control Agreement (the “Control Agreement”) in form and substance acceptable to the Lender in its sole discretion.
(c) Funding of an additional $1,000,000 (the “Additional Cash Collateral”) to account # [omitted] at Wells Fargo Brokerage Services, LLC, which account and Additional Cash Collateral shall he subject to the Control Agreement.
(d) Such other matters as the Lender may require.
6. Representations and Warranties. The Borrowers hereby represent and warrant to the Lender as follows:
(a) The Borrowers have all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of their obligations hereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by the Borrowers and constitute the legal, valid and binding obligation of the Borrowers, enforceable in accordance with their terms.
(b) The execution, delivery and performance by the Borrowers of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrowers, or the articles of incorporation or by-laws of the Borrowers, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrowers are a party or by which they or their properties may he bound or affected.
(c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
7. References. All references in the Credit Agreement to “this Agreement” shall he deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall he deemed to refer to the Credit Agreement as amended hereby.
8. No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

9. Release. The Borrowers hereby absolutely and unconditionally release and forever discharge the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrowers have had, now have or have made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
10. Costs and Expenses. The Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrowers hereby agree that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrowers, make a loan to the Borrowers under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.
11. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK,		MISONIX, INC.
NATIONAL ASSOCIATION

By:	/s/Stephen R. Santini	By:	/s/ Richard Zaremba

	Stephen R. Santini, Vice President		Richard Zaremba, Sr. Vice President

ACOUSTIC MARKETING RESEARCH INC.
d/b/a SONORA MEDICAL SYSTEMS

		By:	/s/ Richard Zaremba

Richard Zaremba, Sr. Vice President

HEARING INNOVATIONS INCORPORATED

		By:	/s/ Richard Zaremba

Richard Zaremba, Sr. Vice President

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